Exhibit 99.2

BY EMAIL ONLY	17 November 2025

Our Ref: YCT/W-61/BP/2024 (33228.115010)

RIKU DINING GROUP LIMITED

CO Services Cayman Limited,

PO Box 10008, Willow House,

Cricket Square, Grand Cayman

KY1-1001, Cayman Islands

Attn.: The Board of Directors

Dear Sirs,

Company:	Riku Dining Group Limited (the “Company”)
Transaction:	Proposed listing of the Company’s Class A ordinary shares on the NASDAQ Capital Market (“NASDAQ”)
Subject:	Legal opinion – Compliance with laws and due incorporation of the Company’s subsidiaries in Hong Kong

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We have acted as the Hong Kong counsel to the Company, an exempted company incorporated under the laws of the Cayman Islands with limited liability, and its subsidiaries established in Hong Kong, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder, relating to the initial public offering (the “Offering”) by the Company of its Class A ordinary shares (the “Class A Ordinary Shares”) and the listing of the Company’s Class A Ordinary Shares on NASDAQ and the registration for resale Class A Ordinary Shares held by certain Seller Shareholders named therein. We have been requested to give this opinion as to the matters set forth below.

For the purpose of giving this opinion, we have examined copies of due diligence documents provided by Waraku Group Limited, C& NTP Limited, C& Hospitality Limited, ES Concept (F&B) Co., Limited, ES& TWP Limited, ES& Yoho Limited and ES& Granville Limited (collectively the “HK Subsidiaries”) in respect of the subject matter specified in Section B entitled “Opinions” (below) and conducted the searches listed in Schedule 1 we deemed necessary for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiaries.

In association: SFKS CK Kwong, Solicitors · China Commercial Law Firm, Guangdong · China Commercial Hastings (Futian) Associate Law Firm

HASTINGS & CO.	CONTINUED Page No. 2

A.	Assumptions

In rendering this opinion, we have assumed without independent investigation the following (the “Assumptions”):-

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Matter as originals (if any) are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties (other than the HK Subsidiaries) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion;

(iv)	the accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and/or the HK Subsidiaries to us;

(v)	the information disclosed by company searches and/or other public searches in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and/or the HK Subsidiaries, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	the instructions and information provided by the Company and/or the HK Subsidiaries are true and accurate to our best belief; and

(viii)	there has been no change in the information contained in the latest records of the Company and the HK Subsidiaries and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion.

HASTINGS & CO.	CONTINUED Page No. 3

B.	Opinions

Subject to the Assumptions and Qualifications (as defined below), we are of the opinion that:-

(i)	the HK Subsidiaries have been duly incorporated with limited liability and registered as companies limited by shares in Hong Kong and have legal capacity to sue and be sued in their own names in a court of law in Hong Kong. In addition, we note that:

(a)	the Company Search (as defined below) revealed no orders or resolutions for the winding-up of the HK Subsidiaries and no notices of appointment in respect of the HK Subsidiaries of a liquidator, receiver or receiver and manager; and

(b)	the Winding-up Search (as defined below) revealed that no petitions for the winding-up of the HK Subsidiaries have been presented;

(ii)	based on the results of the Business Registration Search (as defined below) and documents provided to us, the HK Subsidiaries have obtained the requisite business registration certificates to carry on businesses in Hong Kong and the business registration certificates are in full force and effect as at the date of the Business Registration Search;

(iii)	the articles of associations of each of the HK Subsidiaries were validly adopted under the applicable Hong Kong legislation;

(iv)	based solely on our examination of the articles of association of each of the HK Subsidiaries provided to us by the Company, the HK Subsidiaries have full power, authority and capacity under each of its articles of association to carry out any object not prohibited by any law of Hong Kong and to conduct their respective businesses;

(v)	based solely on the corporate documents provided to us, the allotment, issue and transfer of shares of the HK Subsidiaries effected prior to this date are valid and legal;

(vi)	based on the results of the Company Search and the documents provided to us, there are no mortgages, charges and other encumbrances registered with the Hong Kong Companies Registry that have not been discharged in respect of the HK Subsidiaries;

HASTINGS & CO.	CONTINUED Page No. 4

(vii)	based on the Litigation Search (as defined below) and documents provided to us, it is noted that one of the HK Subsidiaries, ES Concept (F&B) Co., Limited, has been involved in the following proceeding which has not yet been settled:

Plaintiff	JRS INTERNATIONAL LIMITED
Action No.	DCCJ 3103/2023
Filing Date	25 July 2023
1st Defendant	ES Concept (F&B) Co., Limited
2nd Defendant	C& 535 LIMITED
Amount	HK$154,290.00
Nature of claim	Failing to settle the invoice in relation to the maintenance work carried out by the Plaintiff.
Status	The Plaintiff applied to set this case down for trial without a jury on 12 August 2025, with pre-trial review on a date 12 weeks before trial. The trial is fixed on 1 December 2026 for 6 days, with pre-trial review on 28 August 2026.

(viii)	based solely on the Litigation Search, the HK Subsidiaries have not been convicted, charged, summoned or penalized over any offences, violations or breaches of laws or regulations in Hong Kong which are considered material to their operation and revenue or render any licence or authorisation granted to the HK Subsidiaries liable to be revoked, save for the above litigation;

(ix)	based solely on the documents provided to us, the HK Subsidiaries have obtained all material licenses, permits, consents, approvals, authorizations, orders and certificates which are valid and necessary to conduct its operations and business in Hong Kong from the relevant governmental bodies or authorities in Hong Kong as at the date hereof, and no such licenses, permits, consents, approvals, authorizations, orders and certificates have been revoked as at the date hereof;

(x)	based on the registers of directors and members provided by the Company and the representation and confirmation made by the Directors, the statutory books of each of the HK Subsidiaries have been written up to date and all shares in each of the HK Subsidiaries which have been issued are valid;

(xi)	based solely on the results of the MPF Search (as defined below), we are not aware of any non-compliant records against the HK Subsidiaries resulting from legal proceedings initiated by the Hong Kong Mandatory Provident Fund Schemes Authority in connection with the violation of the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) as at 17 November 2025;

(xii)	based solely on the results of the IP Searches (as defined below), we note that C& Hospitality Limited is the registered owner of trademark no. 306181812 in Hong Kong. Save as so disclosed, and except for the licences to use the tradename and/or trademark as stipulated in the Material Contracts (a) to (c), we are not aware of any other trademarks, patents or registered designs in Hong Kong registered in the name of the HK Subsidiaries as at 17 November 2025;

(xiii)	the courts of Hong Kong may recognize and enforce judgments made by courts in other jurisdictions pursuant to a statutory scheme under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319 of the Laws of Hong Kong) in relation to judgments in civil and commercial matters made by courts in specified jurisdictions as well as under common law principles. However, the United States is not a designated country under (Cap.319A Foreign Judgments (Reciprocal Enforcement) Order. As such, judgments rendered by a court in the United States may only be enforced under common law;

HASTINGS & CO.	CONTINUED Page No. 5

(xiv)	the statements set forth in the Registration Statement insofar as such statements purport to describe or summarize Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof;

(xv)	the following is a summary of the list of contracts which are crucial to the businesses of the HK Subsidiaries (“Material Contracts”):

(a)	Franchise Deed dated 1 September 2022 entered by C& Hospitality Limited with Unico HK Corporation Limited, and Luk, Siu Fung Mark;
(b)	Franchise Agreement dated 21 July 2021 entered by C& Hospitality Limited with Unico Co., Ltd, Unico HK Corporation Limited, and Luk, Siu Fung Mark;
(c)	Franchise Deed dated 1 July 2023 entered by C& Hospitality Limited with Unico HK Corporation Limited, and Luk, Siu Fung Mark;
(d)	Tenancy Agreement dated 6 April 2022 entered by C& NTP Limited with Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited regarding Shop No. 701 on Level 7 of the Commercial Units of New Town Plaza, Sha Tin Town Lot No. 143;
(e)	Tenancy Agreement dated 27 March 2023 entered by ES& TWP Limited with Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited regarding Shop Nos. 321-323 on Level 3 of Tsuen Wan Plaza, Tsuen Wan Town Lot No. 326;
(f)	Tenancy Agreement dated 21 June 2022 entered by ES& Granville Limited with Lai and Son Company Limited regarding Ground Floor, No. 14 Granville Road, Kowloon, Hong Kong;
(g)	Tenancy Agreement dated 30 June 2023 entered by ES Concept (F&B) Co., Limited with Palliser Investments Limited regarding Shops G1 and G3 on the Ground Floor of the Commercial Podium of Site 11 of Whampoa Garden; and
(h)	Tenancy Agreement dated 1 June 2024 entered by ES& Yoho Limited with Success Keep Limited regarding Shop No. B155 on Level 1 of the Commercial Accommodation of the development at 1 Long Lok Road, Yuen Long, New Territories, Hong Kong erected on Yuen Long Town Lot No. 510.

(xvi)	based on the review of the Material Contracts set out above, the Material Contracts have been legally and validly entered into and constitute binding obligations on the parties. Further, save for Material Contracts (b), we have not sighted any provisions in the Material Contracts that restrict the change of control of the HK Subsidiaries;

(xvii)	based on review of the consent letter executed by Unico HK Corporation Limited dated 1 April 2024, C& Hospitality Limited has obtained the necessary consent from the franchisor under the Material Contract (b) in relation to the Offering and the proposed listing on NASDAQ;

HASTINGS & CO.	CONTINUED Page No. 6

(xviii)	based on our review of the consent letters executed by Unico HK Corporation Limited dated 21 July 2021 and 1 August 2023, the franchisor has granted consent to C& Hospitality Limited to sub-franchise under each of Material Contracts (b) and (c) respectively; and

(xix)	based on the confirmation from the Directors and our review of the Material Contracts (d) to (h), we are not aware of any material breach in relation to the tenancy agreements which will affect the enjoyment of the properties leased by the HK Subsidiaries.

C.	Qualifications

The opinion expressed above is subject to the following qualifications (“Qualifications”):-

(i)	our opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

HASTINGS & CO.	CONTINUED Page No. 7

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the HK Subsidiaries, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the HK Subsidiaries’ internal records, employment records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein;

(vi)	the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	a receiver, receiver and manager, or liquidator has been appointed; or

(c)	amendments have been made to the memorandum and articles of association of a company, since notice of these matters may not be filed with the Hong Kong Companies Registry immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented;

(vii)	the Winding-up Search relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office or High Court of Hong Kong (as appropriate) immediately;

(viii)	the results of the Litigation Search are provided by ECREDIT MANAGEMENT LIMITED, and the results may not be conclusive since the Litigation Search is limited to those data in the search agent’s database as listed in Schedule 2. There may also be a time lag between receipt of information and the time that the information is entered into the search agent’s database;

(ix)	the results of the MPF Search may not be conclusive since:

(a)	the MPF Search contains MPF non-compliance records resulting from criminal convictions and civil awards or judgments, any non-compliance before criminal convictions and civil awards or judgments will not be recorded in the non-compliant employer and officer records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority (“Non-Compliant Employer and Officer Records”);

(b)	any criminal convictions and civil awards or judgments may not be immediately recorded in the Non-Compliant Employer and Officer Records; and

(c)	all past non-compliance records of an employer or officer will be removed from the Non-Compliant Employer and Officer Records if the employer or officer has no further non-compliance issues within five years of the last posted record.

HASTINGS & CO.	CONTINUED Page No. 8

(x)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(xi)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(xii)	we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and/or the HK Subsidiaries or the rendering of this opinion.

We hereby consent to the use of this opinion in the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Hastings & Co.
Hastings & Co.

HASTINGS & CO.	CONTINUED Page No. 9

SCHEDULE 1

SEARCHES

1.	Company searches of the HK Subsidiaries at the Hong Kong Companies Registry on 17 November 2025 (the “Company Search”);

2.	Winding-up searches on the HK Subsidiaries at the Official Receiver’s Office in Hong Kong on 17 November 2025 (the “Winding-up Search”);

3.	Litigation searches the HK Subsidiaries conducted through ECREDIT MANAGEMENT LIMITED on 17 November 2025 (the “Litigation Search”);

4.	Trademark searches on the HK Subsidiaries conducted through the Hong Kong Intellectual Property Department on 17 November 2025;

5.	Patent searches on the HK Subsidiaries conducted through the Hong Kong Intellectual Property Department on 17 November 2025;

6.	Design searches on the HK Subsidiaries conducted through the Hong Kong Intellectual Property Department on 17 November 2025;

(items 4 to 6 collectively, the “IP Searches”)

7.	Business registration searches on the HK Subsidiaries at the Hong Kong Inland Revenue Department Business Registration Office on 17 November 2025 (the “Business Registration Search”); and

8.	Mandatory Provident Fund non-compliance searches on the HK Subsidiaries through the online Non-Compliant Employer and Officer Records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority on 17 November 2025 (the “MPF Search”).

HASTINGS & CO.	CONTINUED Page No. 10

SCHEDULE 2

LITIGATION SEARCH DATA

1.	High Court Cause Book Registry (data since 1992)

Civil Action

Constitutional and Administrative Law Proceedings

Admiralty Action

Bankruptcy Proceedings

Commercial Action

Companies Winding-up Proceedings

Construction and Arbitration Proceedings

Personal Injuries Action

Miscellaneous Proceedings

Application to set aside a Statutory Demand (under Bankruptcy Ordinance)

Book Debt Registration

High Court Bankruptcy Interim Order

Bill of Sale Registration

Stop Notice

Intellectual Property Case

2.	District Court Cause Book Registry (data since 1992)

Personal Injuries Action

Employee’s Compensation Case

Equal Opportunities Action

Miscellaneous Proceedings

Distraint Case

Civil Action

District Court Tax Claim

3.	Bankruptcy Proceedings (data since 1992)
4.	Bankruptcy Petition (data since 1992)
5.	Bankruptcy Order (data since 1992)
6.	Bankruptcy Discharge (data since 1992)
7.	Bankruptcy Objections to Discharge (data since 1992)
8.	Bankruptcy Interim Order (data since 1992)
9.	Companies Winding-Up Proceedings (data since 1992)
10.	Companies Winding-Up Petition (data since 1992)
11.	Insolvency (data since 1992)
12.	Court of Final Appeal (data since 2000)
13.	Court of Appeal of High Court (data since 2000)
14.	Court of First Instance of the High Court (data since 2000)

High Court (Master’s List) (data since 2000)

High Court (3 Minutes Chambers List) (data since 2000)

High Court (Bankruptcy Petition) (data since 2000)

High Court (Chambers List PI) (data since 2000)

High Court (Check List / Case Management Conference) (data since 2000)

High Court (Checklist Reviewing Hearing PI Cases) (data since 2000)

High Court (Companies Winding-up Petition) (data since 2000)

High Court (Miscellaneous Insolvency Application) (data since 2000)

High Court (Objections to discharge) (data since 2000)

High Court (Appointment of Joint & Several Liquidators) (data since 2000)

High Court (O.14 List) (data since 2000)

15.	Competition Tribunal (data since 2000)
16.	Lands Tribunal (data since 2000)
17.	District Court (data since 2000)
18.	Eastern Magistrates’ Courts (data since 2000)
19.	Kowloon City Magistrates’ Courts (data since 2000)
20.	Kwun Tong Magistrates’ Courts (data since 2000)
21.	West Kowloon Magistrates’ Courts (data since 2000)
22.	Shatin Magistrates’ Courts (data since 2000)
23.	Fanling Magistrates’ Courts (data since 2000)
24.	Tuen Mun Magistrates’ Courts (data since 2000)
25.	Labour Tribunal (data since 2000)
26.	Small Claims Tribunal (data since 2000)